PROFESSIONAL SERVICES AGREEMENT

THIS AGREEMENT is dated 1st October 2019.

Between:

KWESST Inc., an Ontario business corporation with an office at ,

(hereinafter catted the "Corporation")

AND:

DEFSEC CORPORATION, a Canada business corporation with an office. at 1100-343 Preston Street, Ottawa, ON K1S 1N4

(hereinafter called "DEFSEC")

- and-

DAVID LUXTON, an individual residing at

(hereinafter called the "Executive")

ARTICLE 1
INTERPRETATION

1.1. Wherever in the Agreement, including the recitals and any Schedule attached hereto, the following terms appear, the following meanings shall be ascribed thereto:

"Affiliate" has the meaning ascribed to it in the CBCA;

"Agreement" means this executive services agreement;

"Annual Fee" has the meaning set out in Article 4.1 or as otherwise established from time to time by the Board and paid or payable by the Corporation;

"Applicable Privacy Laws" means any and all applicable laws relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions, including but not limited to the Personal Information Protection and Electronic Documents Act (Canada) and/or any comparable Ontario law;

"Associate," has the meaning ascribed to it in the CBCA

"Benefits" has the meaning set out in Article 6.1;

"Board" or "Board of Directors" means the board of directors of the Corporation;

"Bonus" the amount paid or payable to the Executive by the Corporation pursuant to Article 4.2 hereof.  For the purposes of Article 4.2, "Bonus" shall not exceed 200% of the Annual Fee then in effect;

"Business Day" means any day on which the banks are open for general banking business in Ottawa, Ontario;

"CBCA" means the Canada Business Corporations Act

"Change of Control" shall mean:

(a) the sale of an or substantially all of the outstanding common shares of the Corporation for cash or securities of an entity not .managed by the Corporation's management team and that are determined by the Board of Directors to be liquid for all shareholders of the Corporation (a "Liquid Unrelated Issuer");

(b) a merger, amalgamation, arrangement or other similar transaction involving the Corporation where the holders of common shares of the Corporation receive cash or securities of a Liquid Unrelated Issuer, but do not immediately thereafter own securities of the successor corporation which entitle them to cast more than 50% of the votes attaching to alt shares in the capital of the successor corporation;

(c) the sale of all or substantially all of the Corporation's assets followed by a liquidating distribution to the holders of common shares of the Corporation of cash or securities of a Liquid Unrelated Issuer;

provided that the Board shall have the right, in its absolute discretion, to deem any transaction not enumerated above to be a Change of Control (other than an initial public offering of the Corporation that does not result in the reduction of the Executive's Duties hereunder).  For greater clarity, a sale or transfer of founders shares between related parties, and/or an initial going public transaction of any kind shall not constitute a change of control.

"Confidential Information" means information relating to the business or the technology and technical data of a corporation which is of a confidential and proprietary nature, including, but not limited to, non-public information that relates to the actual or anticipated business or research and development of such corporation, trade secrets, know how, inventions, techniques, processes, designs, engineering, formulas, programs, documentation, data, service manuals, technical reports, customer lists, supplies lists and suppliers, financial information and sales and marketing plans.  Confidential Information explicitly excludes a) industry information, technologies and contacts previously known by DEFSEC and the Executive and b} a Low Energy Cartridge ("LEC") munitions technology developed by DEFSEC and the Executive.

"Developments" has the meaning ascribed to it in Article O hereof;

"Duties" has the meaning ascribed to it in Article 3.1 hereof;

"Notice" means any statement, payment, account, notice or other writing required or permitted to be given hereunder;

"Person" has the meaning ascribed to it in the CBCA and which, for the purposes of this Agreement, shalt include the Corporation;

"Personal Information" means information about an identifiable individual;

"President" means the President of the Corporation; and

"Subsidiary" has the meaning ascribed to it in the CBCA.

1.2. Except where this context otherwise requires, the term "this Agreement" shall include all terms and provisions of this agreement in writing between the parties hereto, including the recitals and any Schedules attached hereto and made a part hereof.

1.3. Wherever in this Agreement the masculine, feminine or neuter gender is used, it shall be construed as including all genders, as the context so requires and wherever the singular number is used, it shall be deemed to include the plural and vice versa, where the context so requires.

1.4. Unless otherwise specifically provided, any period of time required to be measured hereunder shall be exclusive of the date of the giving of Notice or the occurrence of the event from which the period is to be measured and inclusive of the last day of the period.

1.5. This Agreement contains the entire understanding of the parties with respect to the matters contained herein.  There are no promises, covenants, or understandings by either party hereto to the other, other than those expressly set forth herein.  Except as otherwise expressly provided in this Agreement, this Agreement supersedes and replaces any earlier agreement(s), whether oral or in writing between the parties hereto respecting the subject matter of this Agreement.

ARTICLE 2
TERM

2.1. The initial term of this Agreement will be for the period of October 1st, 2019 to 31 December 2022 (the "Initial Term").  Upon the expiry of the Initial Term, this Agreement will automatically renew for a second term of two years.

ARTICLE 3
SERVICES

3.1. DEFSEC is hereby engaged to provide personnel, specifically the Executive, who shall be seconded from DEFSEC to the Corporation to carry out the duties of Executive Chairman of the Corporation as are customary and appropriate for an Executive Chairman of such company, including but not limited to:  strategic planning; investor relations; media relations; leadership on strategic transactions; board and management reporting; ail as specified by the Board of the Corporation, and generally described in ANNEX A (the "Duties")

3.2. DEFSEC and the Executive shall promote the businesses of the Corporation and its subsidiaries and affiliates and act in good faith while performing their respective duties and obligations under this Agreement, at all times in the best interests of the Corporation and its subsidiaries and affiliates.

3.3. DEFSEC and the Executive shall, in the performance of this-Agreement, comply with all applicable laws, regulations and orders of Canada and of any Province or political territorial subdivision thereof, and where applicable to the business and operations of the Corporation, the applicable laws, regulations and orders of any applicable foreign jurisdiction, including, but not limited to, laws, regulations and orders pertaining to labor, wages:, hours of work and other similar provisions.  The Executive further agrees to read and comply with all' of the Corporation's internal policies and procedures, including those contained in any employee manual, as may be prepared and revised from time to time,

3.4. DEFSEC and the Executive represent to the Corporation that the Executive has the competence, experience and skill necessary to perform the Duties, Is not subject or a party to any employment agreement, non-competition covenant, non-disclosure agreement or other ,agreement, covenant, understanding or restriction which would prohibit the Executive from executing this Agreement and performing fully the Duties and responsibilities hereunder, or which would in any manner, directly or indirectly, limit or affect the Duties and responsibilities which may now or in the future be assigned to DEFSEC and the Executive by the Corporation or the scope of assistance to which they may now or in the future provide to other Affiliates or divisions of the Corporation.

3.5. DEFSEC and the Executive acknowledges and agrees that by virtue of this Agreement, they owe the Corporation a fiduciary duty.

3.6. DEFSEC and the Executive shall provide the services contemplated during normal business hours on normal business days but the Executive shall be entitled to a vacation of up to 30 days during each year of the term hereof.  The Executive may work remotely in the course of performing the Duties under this Agreement, but shall attend at the Corporation's offices as and when necessary.

3.7. Notwithstanding any other term hereof, the Parties hereto specifically state and agree that DEFSEC and the Executive are each independent contractors and not employees, agents or partners of the Corporation and DEFSEC shall be responsible for payment of all taxes, including federal, provincial and local taxes, arising out of the services provided, activities undertaken and payments made under this Agreement and accordingly, any personnel provided by a corporate Party shall be deemed an employee of such party and shall not, for any purpose, be considered an employee or agent of the other party or have any authority, except as specifically provided herein, to act on behalf of the other party.

3.8. The Corporation shall at its cost provide Directors and Officer's liability insurance coverage for the Executive typical for a business of this nature.

ARTICLE 4
REMUNERATION

4.1. For all of the services rendered (including performance of the Duties) by DEFSEC and the Executive hereunder during the term of this Agreement, the Corporation shall pay DEFSEC an Annual Fee equal to $120,000, plus HST, rising to $150,000 plus HST upon a going public transaction.  The Annual Fee may be increased from time to time, at the sole discretion of the Board, by merit and general increases in amounts determined by the Board.  The Annual Fee shall be paid in semi-monthly instalments, each equal to 1/24th of the Annual Fee.

4.2. In addition to the foregoing, the Corporation may pay to DEFSEC an annual Bonus in an amount determined as determined by the Board of Directors.

ARTICLE 5
STOCK OPTIONS AND RSUS

5.1. Subject to compliance with applicable securities legislation and any obligations of the Corporation pursuant to any agreements by which it is bound, the Corporation may grant to DEFSEC, subject to approval of the Board, stock options and RSUs pursuant to the Corporation's stock option plan entitling DEFSEC to purchase common shares of the Corporation, as the Board may determine from time to time.

5.2. All stock options and RSUs granted to DEFSEC shall be subject to the terms and provisions of the stock option agreement or RSU agreement pursuant to which same were granted, and all stock options granted to DEFSEC shall be subject to the terms and provisions of the stock option plan of the Corporation which is in effect from time to time, as approved by the Board and, if required, the shareholders of the Corporation.

ARTICLE 6
EXECUTIVE BENEFITS, LIABILITY INSURANCE

6.1. In addition to the Annual Fee and the grant of stock options and RSUs set out in ARTICLE 5, the Executive shall be entitled to participate in any benefit plans adopted by the Corporation for its executives, as may be amended from time to time, subject to the terms of the applicable plan documents and policies provided by the relevant carrier.  Additionally, the Corporation shall without delay put in place Directors and Officers liability insurance commensurate with a Corporation of this nature, with DEFSEC and the Executive as a named insured under such coverage.

ARTICLE 7
EXPENSES

7.1. The Corporation agrees that during the Term of this Agreement, the Executive shall be reimbursed by the Corporation for all reasonable traveling and other out-of-pocket costs actually and properly incurred by the Executive in connection with the Duties and in accordance with any applicable policies and procedures of the Corporation.  The Executive shall furnish to the Corporation statements and vouchers for all such expenses.  The Corporation agrees that upon execution of this Agreement It shall reimburse DEFSEC for out-of-pocket travel and expenses incurred prior to this Agreement, with supporting receipts, up to a maximum amount of $15,000.

ARTICLE 8
TERMINATION

8.1. This Agreement shall terminate as follows:

(a) automatically upon the death or total incapacity of the Executive.  For the purpose of this provision, the Executive may be deemed to be totally Incapacitated if he or she shall, by reason of accident, sickness, becoming of unsound mind or becoming incapable of managing his own affairs as determined by a court of law, be unable to perform the whole or any part, which is a material part, of the Duties for a continuous period of six (6) months, the total incapacity to be deemed to have occurred upon the expiration of the period of six (6) months aforesaid.  The resumption of the Duties by the Executive for a period of twenty-nine (29) days or less shall not interrupt the continuity of the six (6) month period aforesaid;

(b) immediately upon Notice of termination served by the Corporation upon DEFSEC for just cause.  Without restricting the generality of the foregoing, "just cause" shall include but not be limited to the following:

(i) breach of this Agreement;

(ii) conviction of a criminal offence relating to a breach of trust, dishonesty or fraud, or a crime of violence;

(iii) fraud, whether civil or criminal, misappropriation of the property or funds of the Corporation, embezzlement, malfeasance, misfeasance or nonfeasance in office which is willfully or grossly negligent on the part of the Executive;

(iv) refusal to comply with a lawful order or direction of the Corporation;

(v) neglect or incompetence of the Executive to carry out the Duties and responsibilities of his or her position in a diligent, professional, and efficient manner; and

(vi) any other act of misconduct harmful to the best interests of the Corporation,

(c) by DEFSEC giving at least sixty (60) days Notice of termination to the Corporation.

8.2. The Corporation may elect to, terminate this Agreement upon the expiry of the Initial Term by providing DEFSEC with notice in writing ("Notice") of same on or before a date which is six (6) months prior to expiry of the Initial Term (the "Termination Option").  Should the Corporation elect to exercise the Termination Option, the Corporation will, upon the expiry of the Initial Term, provide a lump sum payment to DEFSEC in the amount of $100,000, which amount will be in addition to any other payments owed by the Corporation to DEFSEC pursuant to this Agreement, and all stock options held by DEFSEC shall immediately become vested.

8.3. Notwithstanding Article 8.2, if the Corporation terminates this Agreement without cause within 24 months of, or in anticipation within 180 days of, a change of control, the Corporation will pay DEFSEC a lump sum payment equal to 18 months of the Annual Fee then in effect, which amount will be in addition to any other payments owed by the Corporation to DEFSEC pursuant to this agreement, and all stock options held by DEFSEC shall immediately become vested.

8.4. Notwithstanding Article 8.2, if the Corporation terminates this Agreement without cause the Corporation will pay DEFSEC a lump sum payment equal to 12 months of the Annual Fee then in effect, which amount will be in addition to any other payments owed by the Corporation to DEFSEC pursuant to this agreement, and all stock options held by DEFSEC shall immediately become vested.

8.5. Notwithstanding any other provision in this Agreement, if the Corporation terminates this Agreement at any time without cause, the Corporation will pay DEFSEC an amount equal to the Annual Fee then in effect, plus accrued unpaid Bonuses and expenses, and all stock options held by DEFSEC shall immediately become vested.

8.6. Notwithstanding any other term hereof, the Corporation shall not be required to pay all or any part of such amounts outlined in Articles 8.2 and 8.3 above unless and until DEFSEC and the Executive shall each have executed and delivered to the Corporation a release, in form ·and substance as set out in Schedule A.

8.7. This Agreement shall continue in full force and effect during the Term hereof, unless earlier terminated pursuant to the provisions of ARTICLE 8.

8.8. Upon termination of this Agreement pursuant to ARTICLE 8, DEFSEC and the Executive shall immediately:

(a) cease to represent themselves as providing an¥ duties or services, including the Duties, to the Corporation and'/or its Affiliates and shall cease to use any documentation or advertising of the Corporation and/or its Affiliates and shall take all reasonable action as may be necessary to remove such identification as a representative of the Corporation and/or its Affiliates;

(b) deliver to the Corporation all Confidential Information and Developments described in ARTICLE 9 hereof whether the same is in the Executive's actual possession, charge or custody, or under the Executive's control; and

(c) deliver to the Corporation any other property of the Corporation.

8.9. DEFSEC and the Executive acknowledge that the severance amounts provided pursuant to Article 8 of this Agreement supersedes and replaces any rights to reasonable notice of termination that might otherwise have arisen at common law and DEFSEC and the Executive expressly waive any right to such notice or pay in lieu.  DEFSEC and the Executive agree that the severance amount provided pursuant to Article 8.2 and Article 8.3 of this Agreement is deemed conclusively to compensate for any lack of reasonable notice of termination.

8.10. The Corporation shall give consideration to any reasonable request which DEFSEC may make in respect of payments to be made to DEFSEC for favourable income tax treatment of DEFSEC which does not negatively impact the Corporation or result in any expense or costs to the Corporation.

ARTICLE 9
CONFIDENTIAL INFORMATION

9.1. In the course of performing the Duties, DEFSEC and the Executive may obtain Confidential Information relating to the Corporation and its Affiliates or Associates.  During the course of performing the Duties and thereafter, DEFSEC and the Executive shall not make use of the Confidential Information other than as required for the performance of the Duties and responsibilities under this Agreement.

9.2. DEFSEC and the Executive shall hold the Corporation and its Affiliates or Associates' Confidential Information in strictest confidence and shall not, without the prior written consent of the Corporation, divulge or allow access to the Confidential Information of the Corporation (or any Affiliate or Associate of the Corporation) to any Person, except where:

(a) such Confidential Information is available to the public and made generally known through no wrongful act of the Executive or of others who were under confidentiality obligations as to the item or items involved generally in the form disclosed; or

(b) such disclosure of the Confidential Information is compelled by .applicable law.

9.3. DEFSEC and the Executive shall take reasonable steps to prevent the Confidential Information from being used or acquired by any unauthorized Person.

9.4. During the term hereof and thereafter, DEFSEC and the Executive shall not improperly use or disclose Confidential Information of any former employer or other person or entity and DEFSEC and the Executive shall not bring onto the premises of the Corporation, any unpublished document or Confidential Information belonging to any such employer, person or entity unless consented to in writing by such employer, Person or entity.

9.5. The Corporation has received, and in the future will receive, from third parties their Confidential Information subject to a duty on the Corporation's part to maintain the confidentiality of such information and to use it only for certain limited purposes.  DEFSEC and the Executive shall hold all such Confidential Information in the strictest confidence and shall not disclose it to any person, firm or corporation or use it except as necessary in carrying out the Duties, as applicable, consistent with such party's agreement with such third party.

9.6. All developments, including inventions, whether patentable or otherwise, trade secrets, discoveries, Improvements, ideas and writings, which either directly or indirectly relate to or may be useful in the business of the Corporation or any of its Affiliates, Associates or divisions.  (collectively, the "Developments") and. which DEFSEC or the Executive, either by themselves or in conjunction with any other Person has conceived, made, developed, acquired or acquired knowledge of in the course of the engagement of DEFSEC by and the secondment of the Executive to the Corporation shall become and remain the sole and exclusive property of the Corporation.  DEFSEC and the Executive hereby assigns, transfers and conveys, and agrees to so assign, transfer and convey, all of their right (including moral rights), title and interest in and to any and all such Developments and to disclose fully as soon as practicable, in writing, all such Developments to the Board.  At any time and from time to time, upon the request and at the expense of the Corporation, DEFSEC and the 'Executive wilt execute and deliver any and all instruments, documents and papers, give evidence and do any and all other acts which, in the reasonable opinion of counsel for the Corporation, are or may be necessary or desirable to document such transfer or to enable the Corporation to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under Canadian or foreign law with respect to any such Developments or aspect of a Development or to obtain any extension, validation,, re-issue, continuance or renewal of any such patent, trademark or copyright.  The Corporation will be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and will reimburse the Executive for all reasonable expenses Incurred by DEFSEC and the Executive in compliance with the provisions of this Article.

9.7. Confidential Information explicitly excludes:  (a).Industry information, technologies and contacts previously known to DEFSEC and the Executive; and (b) a low Energy Cartridge ("LEC") munitions technology developed by DEFSEC and the Executive.

ARTICLE 10
NON-COMPETITION

10.1. DEFSEC and the Executive hereby acknowledges and agrees that he or she will gain knowledge of and a close working relationship with the Corporation's customers and service providers, which would injure the Corporation if made available to a competitor or used for competitive purposes.

10.2. DEFSEC and the Executive agree, with and for the benefit of the Corporation, that during the term of this Agreement and for a period of twelve (12) months from the date of termination of this Agreement, whether such termination is occasioned by DEFSEC or the Executive or by the Corporation, with or without cause, or by mutual agreement, DEFSEC and the Executive shall not, for any reason whatsoever, directly or indirectly, solicit or accept business, or be employed by or otherwise retained by any person or company engaged in in direct competition with the business of the Corporation within the largest of the following areas:  (a) networked surveillance and targeting on ground weapon systems and interface with drones; (b) kinetic counter-drone technology; and shotcounter technology.

10.3. DEFSEC, and the Executive further acknowledge, and, agree that, if requested by the Corporation, the Executive shall enter into a separate agreement with the Corporation giving effect to the foregoing agreement not to compete with the Corporation.

10.4. DEFSEC and the Executive agree that the limitations of time, geography and scope of activity agreed to in this Article are reasonable because, among other things:  (i) the Corporation is engaged in a highly competitive industry; (ii) DEFSEC and the Executive will have access to confidential information, trade secrets and know-how of the Corporation and its Affiliates; (iii) DEFSEC and the Executive will be able to obtain suitable and satisfactory employment without violation of this Agreement; and (iv) these limitations are necessary to protect the trade secrets, confidential information and goodwill of the Corporation and its Affiliates.

ARTICLE 11
NON-SOLICITATION

11.1. DEFSEC and the Executive agree that fora period of twelve (12) months following the termination of this Agreement for any reason, DEFSEC and the Executive shall not, directly or indirectly, solicit, divert, hire, retain, employ or take away any employees, executives or consultants of the Corporation that (a) have not been terminated by the Corporation or (b) resigned from the Corporation following a Change of Control, whether such new employment or retainer Is with or without compensation.

11.2. DEFSEC and the Executive agree and acknowledge that the time limitations in Article 11.2 are reasonable and properly required for the adequate protection of the exclusive property and business of the Corporation.

11.3. DEFSEC and the Executive agrees that the limitations of time and scope of activity agreed to in this Article are reasonable because, among other things:  (i) the Corporation is engaged in a highly competitive industry; (ii) DEFSEC and the Executive will have access to confidential' information, trade secrets and' know-how of the Corporation and its Affiliates; (iii) DEFSEC and the Executive will be able to obtain suitable and satisfactory employment without violation of this Agreement; and (iv) these limitations are necessary to protect the trade secrets, confidential information and goodwill of the Corporation and its Affiliates.

ARTICLE 12
REMEDIES

12.1. DEFSEC and the Executive acknowledge and agree that the Corporation will suffer irreparable harm if DEFSEC or the Executive breaches any of the obligations under ARTICLE 10 or ARTICLE 11, and that monetary damages would be inadequate to compensate the Corporation for such a breach.  Accordingly, DEFSEC and the Executive agree that in the event of a breach, or a threatened breach, by DEFSEC or the Executive of any of the provisions of ARTICLE 10 or ARTICLE 11, the Corporation shall be entitled to obtain, in addition to any other rights, remedies or damages available to the Corporation.  at law or in equity, an interim and permanent injunction, without having to prove damages, in order to prevent or restrain any such breach, or threatened breach, by DEFSEC or the Executive, and that the Corporation shall be entitled to all of its costs and expenses incurred in obtaining such relief including reasonable solicitor and client legal costs and disbursements on a full indemnity basis.

12.2. DEFSEC and the Executive hereby agree that all restrictions contained in ARTICLE 10 and ARTICLE 11 are reasonable, valid and :necessary protections of the Corporation's proprietary business interests and hereby waive any and all defenses to the strict enforcement thereof by the Corporation.  If any covenant or provision of ARTICLE 10 or ARTICLE 11 is determined to be void or unenforceable in whole or in part, for any reason, it shall be deemed not to affect or impair the validity of any other covenant or provision of this Agreement, which shall remain in full force and effect.  The provisions of ARTICLE 10 or ARTICLE 11 shall survive and remain in full force and effect notwithstanding the termination of this Agreement for any reason.

12.3. For the purposes of ARTICLE 10, ARTICLE 11, and ARTICLE 12 •corporation", when referred to therein, shall include any subsidiary, associated, affiliated or successor corporation of the Corporation, provided that ARTICLE 11 shall only apply to the Corporation (including any associated, affiliated or successor corporation of the Corporation) and its partners, employees, executives and consultants at the date of termination of this Agreement.

ARTICLE 13
PRIVACY

13.1. DEFSEC and the Executive acknowledge and agree that they will take all necessary steps to protect and maintain Personal Information of the employees, consultants or customers of the Corporation obtained in the course of DEFSEC's engagement by or the Executive's secondment to the Corporation.  DEFSEC and the Executive shall at all times comply, and shall assist the Corporation to comply, with all Applicable Privacy Laws.

13.2. DEFSEC and the Executive acknowledge and agree that the disclosure of the Executive's Personal Information may be required as part of the ongoing operations of the Corporation, as required by law or regulatory agencies, as part of the audit process of the Corporation, or as part of a potential business or commercial transaction or as part of the Corporation's management obligations, and' the Executive hereby grants consent as may be required by Applicable Privacy Laws to such personal information disclosure.

13.3. DEFSEC and the Executive acknowledge that the Executive has no expectation of privacy regarding any information, items or material stored at the Corporation's premises, including without limitation any data stored on the Corporation's computers (including any laptops, smartphones or other electronic device provided to the Executive by the Corporation) or network, such as email.  The Corporation reserves the right to disclose and monitor communications made by the Executive using the Corporation's facilities and resources, whether electronic or physical, and reserves the right to search and enter all areas of the Corporation's premises, including any locked desks or drawers.  Without limiting the foregoing, the Executive further acknowledges that the full contents of the Executive's email and stored data may be made known to other Corporation employees as required in the normal course of the Corporation's operations, both during and after the Executive's engagement with the Corporation.

ARTICLE 14
GENERAL

14.1. This Agreement along with any indemnity agreement to be entered between the Corporation and the Executive concurrent with execution of this Agreement constitute the entire Agreement between the parties.

14.2. This Agreement shall not be assigned by the Corporation, DEFSEC or the Executive, in whole or in part, without the prior written consent of the other parties, which consent may be withheld for any reason.

14.3. DEFSEC and the Executive acknowledge and agree that they are executing this Agreement voluntarily and without any duress or undue influence by the Corporation or anyone else.  Both further acknowledge and agree that they have carefully read this Agreement and that they have asked any questions needed by them to understand the terms, consequences and binding effect of this Agreement and fully understand it.  Finally, DEFSEC and the Executive agree that they have been provided an opportunity to seek the advice of legal counsel of their choice before signing this Agreement.

14.4. Time shall in all respects be of the essence of this Agreement.

14.5. The division of this Agreement into Articles, Sections, Subsections and Paragraphs or any other divisions and the inclusion of headings is for convenience only and shall not affect the construction or interpretation of all or any part hereof.

14.6. All Notices permitted or required to be given hereunder shall be in writing and shall be addressed as follows:

(a) to the Corporation at:

(b) 1255 Katherine Street North,-R.:R. #1, West Montrose,. Ontario,.N0B 2V0,

(c) to DEFSEC and the Executive at:

1100-343 Preston Street, Ottawa ON K1S 1N4

Attention:  David Luxton

14.7. Notices shall be addressed as set forth in Article 14.6 and may be delivered by e-mail, by facsimile, by personal delivery or by first-class mail, postage prepaid.

14.8. Notices which are personally delivered shall be deemed to be received upon actual receipt thereof.  Notices which are mailed shall be deemed to have been received three (3) Business Days after the posting of such Notices (exclusive of e-mail or the date of posting and exclusive of Saturdays, Sundays and statutory vac).  Notices delivered by e-mail or facsimile shall be deemed to have been given on the date the e-mail or facsimile transmission was sent.

14.9. Any party may change its address or particulars respecting its address for receipt of Notices by giving Notice as aforesaid.

14.10. Notwithstanding any other provision of this Agreement, Article 8, Article 9, Article 10, Article 11 and Article 12 shall survive the termination of this Agreement and the restrictions specified therein shall remain a continuing obligation of DEFSEC and the Executive.

14.11. This Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, according to law.

14.12. This Agreement may be amended only by written instrument signed by each of the parties hereto.

14.13. No provision hereof shall be deemed waived and no breach excused, unless such waiver or consent excusing the breach shall be in writing and signed by the party to be charged with such waiver or consent.  A waiver by a party of any provision of this Agreement shall not be construed as a waiver of a further breach of the same provision.

14.14. This Agreement shall be governed by and construed in accordance with the laws in force in the Province of Ontario and the laws of Canada applicable therein and each of the parties hereby attorns to the courts of such Province.

14.15. In the event that any provisions contained in this Agreement shall be declared invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, this Agreement shall continue in force with respect to the enforceable provisions and all rights and remedies accrued under the enforceable provisions shall survive any such declaration, and any non-enforceable provision shall, to the extent permitted by law, be replaced by a provision which, being valid, comes closest to the intention underlying the invalid, illegal and unenforceable provision.

14.16. This Agreement may be executed in counterparts, or facsimile counterparts, each of which when executed by either of the parties shall be deemed to be an original' and such counterparts shall together constitute one and the same Agreement.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the day and year first above written.

KWESST Inc.

Per:  /s/ Jeffrey MacLeod

DEFSEC CORPORATION

Per:  /s/ David Luxton

DAVID LUXTON	WITNESS

/s/ David Luxton	/s/ Laura Brown

SCHEDULE "A"

RELEASE

[***]

ANNEX A

Executive Chairman

A Key responsibility of the Executive Chairman of the Board of Directors, in addition to his responsibilities as a senior member of the executive management team of the Corporation, is to provide leadership to the Board to enhance Board effectiveness.  The Board has ultimate accountability for supervision of the management of the Company.  Critical to meeting this accountability is the relationship between the Board, management, shareholders and other stakeholders.  The Executive Chairman, as the presiding member, must oversee that these relationships are effective, efficient, and further the best interests of the Corporation.

The Executive Chairman reports to the Board.  The Executive Chairman Shall:

• Chair all meetings of the Board of Directors and shareholders;

• Lead the board in ensuring that the Board assumes its duties and responsibilities for the stewardship of the Corporation as set out in the Corporate Governance Guidelines as approved by the Board, the constating documents of the Corporation and corporate law;

• Ensure, in cooperation with the CEO and the Board, that there is an effective succession plan in place for the CEO position and the other senior management positions of the Company;

• Assist the CEO and other members of the senior management team in the short and long range planning activities of the Corporation including acquisition and growth strategies;

• Ensure the development, on an annual basis, of the corporate objectives with which the CEO is responsible for meeting, for the review and approval of the Board;

• Establish the agenda for meetings of the Board in conjunction with the CEO and ensures the proper and timely flow of information to the Board sufficiently in advance of the meetings;

• Act as a liaison between the Corporation's management and the Board where and if required;

• In conjunction with the CEO, Leads the corporation in Investor Relations, Corporate financing, mergers and acquisition programs, joint ventures and licencing deals,

• In conjunction with the CEO represent the Corporation before its stakeholders, including the shareholders, managers and employees, the investment community, the industry and the public;

• Undertake the lead on any corporate governance matter that the Board may request from time to time;

• Develop and maintain a good working relationship between the Executive Chairman, the President and CEO, and the Board to assure open communications, cooperation, interdependence, mutual trust, respect, and commonality of purpose;

• Take steps to foster the Board's understanding of its responsibilities and boundaries with management;

• Establish any other procedures to govern the effective and efficient conduct of the Board's work; and

• Carry out other duties as requested by the Board.